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                                                                    Exhibit 99.1


[AMKOR LOGO]



For Immediate Release

                             AMKOR TECHNOLOGY, INC.
                 5-3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2003

West Chester, PA. - May 11, 2001 - Amkor Technology, Inc. (NASDAQ: AMKR) has called for redemption on May 28, 2001 all of the Company's 5-3/4% Convertible Subordinated Notes Due 2003. Approximately $50,191,000 aggregate principal amount at maturity of the Notes are currently outstanding. The aggregate redemption price of the Notes is approximately $51,561,716.

Prior to 5:00 p.m., New York City time, on May 25, 2001, holders may convert their Notes into shares of the Company's Common Stock at a conversion rate of
74.07407 shares of the Company's Common Stock per $1,000 principal amount at maturity of Notes. On May 10, 2001, the last reported sale price of the Common Stock on the NASDAQ was $24.15 per share.

Alternatively, holders may have their Notes redeemed at a total redemption price of $1,027.31 per $1,000 principal amount at maturity of Notes, consisting of (a) a redemption price of $1,023, plus (b) accrued interest of $4.31 per $1,000 principal amount at maturity of Notes. Any Notes not converted on or before 5:00 p.m., New York City time, on May 25, 2001, will be automatically redeemed on May 28, 2001, after which interest will cease to accrue. So long as the market price of the Common Stock is at least $13.87 per share, a holder of the Notes who converts will receive Common Stock with a market value greater than the amount of cash the holder would be entitled to receive upon redemption.

A Notice of Redemption is being mailed to all registered holders of the Notes. Copies of the Notice of Redemption may be obtained from the conversion and paying agent, State Street Bank and Trust Company, by calling Ken Ring at
617.662.1684 or from the Company, by calling Harold Earley at 610.431-9600.

Amkor Technology, Inc. is the world's largest provider of contract microelectronics manufacturing solutions. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services, including deep sub-micron wafer fabrication; wafer probe, wafer mapping, characterization and reliability testing; IC packaging design and assembly; multi-chip module design and assembly; and final testing. More information on Amkor is available from the company's SEC filings and on Amkor's web site: www.amkor.com.


Contact:    Kenneth Joyce                        Harold Earley
            Executive Vice President and         Senior Vice President - Finance
            Chief Financial Officer              610.431.9600 ext. 5616
            610.431.9600 ext. 5606